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                                                                  Exhibit (d)(2)








                                                       GRC International, Inc.
                                                       1900 Gallows Road
                                                       Vienna, Virginia  22182

                                                       December 21, 1999




AT&T Corp.
295 North Maple Avenue
Basking Ridge, New Jersey  07920



Gentlemen:

         In connection with your evaluation of a possible transaction (the "Transaction") between GRC International, Inc. and its subsidiaries (collectively, "GRC"), and AT&T Corp. and its subsidiaries and affiliates (collectively, "AT&T"), with respect to certain GRC companies or assets in or relating to the provision of a broad range of professional services to the U.S. Government and information technology services to commercial clients (the "Business"), GRC has delivered or intends to deliver to AT&T and its Representatives (as defined below) certain oral and written Evaluation Material (as defined below) concerning the properties, business, financial condition, prospects, activities and plans of the Business.

         As used herein, (1) "Evaluation Material" means all proprietary and confidential data, reports, business plans, analyses, compilations, studies, interpretations, forecasts, records, agreements and other materials (in whatever form maintained, whether documentary, computer storage or otherwise) that contain or otherwise reflect information concerning the Business that GRC or its Representatives may provide to AT&T ("Provided Material"), together with all data, reports, analyses, compilations, studies, interpretations, forecasts, records or other materials (in whatever form maintained, whether documentary, computer storage or otherwise), whether prepared by AT&T or its Representatives or others, that contain or otherwise reflect or are based upon, in whole or in part, any Provided Material ("Derived Material"); (2) "person" shall be broadly interpreted to include, without limitation, any corporation, partnership, limited liability company, trust, other entity or individual; and (3) "Representatives" means, with respect to either GRC or AT&T, the affiliates of such party, and the directors, officers, employees, accountants, attorneys, financial advisors and agents of such party and such party's affiliates.

         In consideration of GRC and its Representatives providing AT&T and its Representatives with the Provided Material, AT&T agrees to treat all Evaluation Material in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.
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         1. Evaluation Material. The term "Evaluation Material" does not include information which (a) is or becomes generally available to the public other than as a result of a breach of this letter agreement by AT&T or its Representatives,
(b) was within AT&T's possession prior to its being furnished to AT&T by or on behalf of GRC; provided that the source of such information was not known by AT&T to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GRC in relation to that information, (c) is or becomes available to AT&T from a source other than GRC or any of its Representatives; provided that such source was not known by AT&T to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, GRC with respect to such information, or (d) is independently developed by an employee or employees of AT&T or its Representatives without the benefit of access to any information that would otherwise be Evaluation Material.

         2. Use of Evaluation Material. AT&T and its Representatives will use the Evaluation Material solely for the purpose of evaluating a possible Transaction, will keep the Evaluation Material confidential, and will not disclose or use the Evaluation Material for purposes other than the evaluation of a possible Transaction; provided that any of such information may be disclosed to AT&T's Representatives who need to know such information for the sole purpose of evaluating a possible Transaction (it being understood that such Representatives shall be informed by AT&T of the confidential nature of such information and that by receiving such information they are agreeing to be bound by the confidentiality obligations in this letter agreement). AT&T agrees to be responsible for any breach of this letter agreement by any of its Representatives.

         3. Non-Disclosure of Discussions. In addition, each of GRC and AT&T agrees that, without the prior written consent of the other party, it and its Representatives will not make any public announcement or public statement concerning the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction involving the parties or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided that a party may make such public announcement or public statement if in the opinion of such party's outside counsel or General Counsel, such public announcement or public statement is necessary to avoid committing a violation of law or of any rule or regulation of any securities association, stock exchanges or national securities quotations system on which such party's securities are listed or trade. In such event, the disclosing party shall use its best efforts to give advance notice to the other party and to consult with the other party on the timing and content of any such public announcement or public statement.

         4. Required Disclosure. In the event that AT&T or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, or either party is so requested required to disclose any of the facts disclosure of which is prohibited under paragraph (3) of this letter agreement, the party requested or required to make the disclosure shall provide the other party with prompt notice of any such request or requirement so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by GRC, AT&T or its



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Representative must nonetheless, in the opinion of AT&T's or (in the case of disclosure requested or required of a Representatives) such Representative's outside counsel or General Counsel, disclose any Evaluation Material, AT&T or such Representative may, without liability hereunder, disclose only that portion of the Evaluation Material which such counsel advises is legally required to be disclosed; provided that AT&T or such Representative exercises its reasonable efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperation with GRC to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material.

         5. Termination of Discussions. If either party decides that it does not wish to proceed with discussions or negotiations relating to a Transaction with the other party, the party so deciding will promptly notify the other party of that decision. In that case, or at any time upon the request of GRC, AT&T will promptly deliver to GRC or, at AT&T's option, destroy, all written Evaluation Material (and all copies thereof and extracts therefrom). The destruction of Evaluation Material shall be certified in writing by an authorized officer of AT&T. With respect to Evaluation Material in electronic form, AT&T shall only be required to use all reasonable endeavors to return or destroy any such Evaluation Material. Notwithstanding the termination of any discussions or the return or destruction of the Evaluation Material, each party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder for a period of two years from the date hereof, and AT&T agrees, for a period of two years from the date hereof, not to solicit for employment any employee of GRC.

         6. Miscellaneous. Each party agrees that unless and until a definitive agreement between the parties with respect to any Transaction has been executed and delivered, neither GRC nor AT&T will be under any legal obligations of any kinds whatsoever with respect to a Transaction by virtue of this or any written or oral expression with respect to such a Transaction by either party or any of its respective Representatives, except for the matters specifically agreed to in this letter agreement. Each party further agrees that GRC shall have no obligation to furnish Evaluation Material to AT&T or its Representative, and that neither party shall have any obligation to authorize or pursue any Transaction except as specifically provided herein. Each party acknowledges and agrees that each reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other at any time subject to the provisions set forth herein. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the parties hereto.

         7. Injunctive Relief. It is further understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by either party or any of its Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity.

         8. No Waiver. Any forbearance or delay by either party in exercising any right, power or privilege under the terms of this letter agreement shall not be construed as a waiver thereof or of a right thereafter to enforce the same.


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         9. Successors and Assigns. This letter agreement shall inure to the benefit of the parties hereto and shall be binding upon their respective successors and assigns.

         10. Governing Law. This letter agreement shall be governed by New York law, without reference to its conflict of laws principles.

         Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned, whereupon it shall become a binding agreement.

                                         Very truly yours,

                                         GRC INTERNATIONAL INC.


                                         By: /s/ Thomas E. McCabe
                                             Name:  Thomas E. McCabe
                                             Title: SVP, Director of Corporate
                                                    Development, General Counsel


Accepted and Agreed as of the date first written above:

AT&T CORP.


By: /s/ Nathaniel Friends
      Name:  NATHANIEL FRIENDS
      Title: GENERAL ATTORNEY


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